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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FreeGate Corporation:

  We consent to the use of our report dated April 23, 1999, except as to Note 7, which is as of November 1, 1999, with respect to the balance sheet of FreeGate Corporation as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the year then ended, included herein, and to the reference to our firm under the heading "Experts" in the Prospectus.

  Our report dated April 23, 1999, except as to Note 7, which is as of November 1, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative operating cash flows since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Mountain View, California
September 15, 2000